Exhibit 4.2

EXECUTION VERSION

WORTHINGTON INDUSTRIES, INC.,
Issuer

and

U.S. BANK NATIONAL ASSOCIATION,
Trustee

SECOND SUPPLEMENTAL INDENTURE
Dated as of April 15, 2014

Supplemental to Indenture dated as of April 13, 2010

SECOND SUPPLEMENTAL INDENTURE dated as of April 15, 2014 (this “Second Supplemental Indenture”), made and entered into by and between Worthington Industries, Inc., a corporation organized and existing under the laws of the State of Ohio having its principal office at 200 Old Wilson Bridge Road, Columbus, Ohio 43085 (the “Company”), and U.S. Bank National Association, a national banking association duly organized and existing under the laws of the United States, as Trustee (the “Trustee”) under the indenture of the Company dated as of April 13, 2010 (the “Indenture ”).

WHEREAS, the Indenture provides for the issuance from time to time of Debt Securities, issuable for the purposes and subject to the limitations contained in the Indenture ; and

WHEREAS, Section 9.01(j) of the Indenture also provides that the Company and the Trustee may enter into one or more indentures supplemental to the Indenture without the consent of any Holder to provide for the form or terms of Debt Securities of any series as permitted by Sections 2.01 and 2.03 of the Indenture ; and

WHEREAS, the Company has duly authorized the creation of a series of its Debt Securities denominated its “4.55% Notes due 2026” in the principal amount of $250,000,000 (such Debt Securities being referred to herein as the “Notes”); and

WHEREAS, the entry into this Second Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Indenture; and

WHEREAS, the Company has duly authorized the execution and delivery of this Second Supplemental Indenture, and all things necessary have been done to make the Notes, when executed by the Company and authenticated and delivered hereunder and duly issued by the Company, the valid obligations of the Company, and to make this Second Supplemental Indenture a valid agreement of the Company, in accordance with their and its terms:

NOW, THEREFORE:

For and in consideration of the premises and purchase of the Debt Securities of any series issued on or after the date hereof by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Debt Securities of any such series, as follows:

ARTICLE I

CERTAIN PROVISIONS OF GENERAL APPLICATION

SECTION 101 Definitions.

For all purposes of the Indenture and this Second Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(1) the terms defined in this Article I have the meanings assigned to them in this Article I;

(2) the words “herein,” “hereof’ and “hereunder” and other words of similar import refer to the Indenture and this Second Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision; and

(3) capitalized terms used but not defined herein are used as they are defined in the Indenture .

“Attributable Indebtedness” with respect to a Sale/Leaseback Transaction means, as of the time of determination, (i) if the obligation with respect to such Sale/Leaseback Transaction is a Capitalized Lease Obligation, the amount of such obligation determined in accordance with GAAP and included in the financial statements of the lessee or (ii) if the obligation with respect to such Sale/Leaseback Transaction is not a Capitalized Lease Obligation, the total Net Amount of Rent required to be paid by the lessee under such lease during the remaining term thereof (including any period for which the lease has been extended), discounted from the respective due dates thereof to such determination date at the rate per annum borne by the Notes compounded semi-annually.

“Change of Control” means the occurrence of any of the following after the date of issuance of the Notes:

1. the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to the Company or one of its Subsidiaries;

2. the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) (other than the spouses, siblings, descendants, spouses of any such siblings or descendants, trusts created exclusively for the benefit of such Persons, executors, administrators, guardians, or conservators of the estate of John H. McConnell, John P. McConnell, their respective Affiliates and Associates (as defined in Rule 12b-2 under the Exchange Act), or a group in which the foregoing are a principal participant, or any profit sharing, employee stock ownership or other employee benefit plan of the Company or any Subsidiary of the Company or any trustee or fiduciary with respect to any such plan when acting in such capacity) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of the outstanding Voting Stock of the Company;

3. the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing at least a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

4. the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or

5. the adoption of a plan relating to the liquidation or dissolution of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely because the Company becomes a direct or indirect wholly-owned subsidiary of a holding company if the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.

“Change of Control Offer” has the meaning set forth in Section 203(a) hereof.

“Change of Control Payment” has the meaning set forth in Section 203(a) hereof.

“Change of Control Payment Date” has the meaning set forth in Section 203(b) hereof.

“Change of Control Triggering Event” means, with respect to the Notes, (i) the rating of such Notes by each of the Rating Agencies is lowered at any time during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by the Company of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) such Notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date, (a) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (b) if such release (or any successor release) is not published or does not contain such prices on such Business Day, (i) the average of the Reference Treasury Dealer Quotations or (ii) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Consolidated Net Tangible Assets” means, as of any date of determination, the sum of the amounts that would appear on a consolidated balance sheet of the Company and its Subsidiaries for the total assets (less accumulated depletion, depreciation and amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, after giving effect to purchase accounting and after deducting therefrom, to the extent included in total assets, in each case as determined on a consolidated basis in accordance with GAAP (without duplication): (i) the aggregate amount of liabilities of the Company and its Subsidiaries that may properly be classified as current liabilities (including taxes accrued as estimated); (ii) current Indebtedness and current maturities of long-term Indebtedness; (iii) minority interests in the Company’s Subsidiaries held by Persons other than the Company or a wholly-owned Subsidiary of the Company; and (iv) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items.

“Continuing Director” means, as of any date of determination, any member of the applicable board of directors who: (1) was a member of such board of directors on the date of issuance of the Notes or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Trustee after consultation with the Company.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by the Company under the circumstances permitting the Company to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Net Amount of Rent” as to any lease for any period means the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall also include the amount of such penalty, but no rent shall be considered as payable under such lease subsequent to the first date upon which it may be so terminated.

“Rating Agencies” means Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, the Company may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency.

“Reference Treasury Dealer” means each of J.P. Morgan Securities LLC, a Primary Treasury Dealer (as defined herein) selected by Wells Fargo Securities, LLC and their respective successors and two other nationally recognized investment banking firms that are Primary Treasury Dealers specified from time to time by the Company; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third Business Day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to any Note, the remaining scheduled payments of the principal thereof to be redeemed and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such Notes, the amount of the next succeeding scheduled interest payment thereon will be reduced by the amount of interest accrued thereon to such redemption date.

“Sale/Leaseback Transaction” means an arrangement relating to property owned on the date of issuance of the Notes or thereafter acquired whereby the Company or any of its Subsidiaries transfers such property to a Person and the Company or any of its Subsidiaries leases it from such Person.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., and its successors.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

SECTION 102 Effect, of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 103 Successors and Assigns.

All covenants and agreements in this Second Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

SECTION 104 Separability.

In case any provision in this Second Supplemental Indenture or the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 105 Conflict with Trust Indenture Act.

If any provision hereof limits, qualifies or conflicts with another provision hereof which is required to be included in this Second Supplemental Indenture by any of the provisions of the Trust Indenture Act, such required provision shall control.

SECTION 106 Benefits of Second Supplemental Indenture.

Nothing in this Second Supplemental Indenture, expressed or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Holders of the Notes any benefit or any legal or equitable right, remedy or claim under this Second Supplemental Indenture.

SECTION 107 Governing Law.

THIS SECOND SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND THIS SECOND SUPPLEMENTAL INDENTURE AND EACH SUCH NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ARTICLE II

THE NOTES

SECTION 201 Title and Terms.

There is hereby created under the Indenture a series of Debt Securities known and designated as the “4.55% Notes due 2026” of the Company. The aggregate principal amount of Notes that may be authenticated and delivered under this Second Supplemental Indenture is initially limited to $250,000,000, except for Notes authenticated and delivered upon reregistration of, transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 2.07, 2.08, 2.09 or 9.04 of the Indenture .

The Company may without notice to or the consent of the Holders of the Notes, issue in separate offerings additional notes having the same ranking, interest rate, maturity and other terms as the Notes (other than the date of issuance and, under certain circumstances, the first interest payment date following the issue date of such additional notes). Any such additional notes, together with the Notes, will form a single series of Debt Securities under the Indenture .

The Stated Maturity for payment of principal of the Notes shall be April 15, 2026, and the Notes shall bear interest at the rate of 4.55% per annum, from April 15, 2014, or the most recent interest payment date to which interest has been paid or duly provided for, payable semi-annually in arrears on April 15 and October 15 of each year (commencing October 15, 2014, to the Persons in whose names the Notes are registered at the close of business on April 1 or October 1, as the case may be, next preceding such interest payment date, until principal thereof is paid or made available for payment.

The Notes shall be initially issued in the form of a Global Security and the depositary for the Notes shall be The Depository Trust Company, New York, New York (the “Depositary”).

The Notes shall not be subject to any sinking fund.

The Notes shall be in registered form without coupons and shall be issuable in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The form of Note attached hereto as Exhibit A is hereby adopted, pursuant to Section 9.01(j) of the Indenture , as a form of Debt Securities of a series that consists of the Notes.

SECTION 202 Optional Redemption.

(a) The provisions of Article III of the Indenture , as amended by the provisions of this Second Supplemental Indenture, shall apply to the Notes.

(b) The Notes are subject to redemption upon notice mailed at least 30 days but not more than 60 days prior to the redemption date to each Registered Holder. The Notes may be redeemed, as a whole or in part, at the option of the Company at a redemption price equal to the greater of:

(i) 100% of the principal amount to be redeemed; and

(ii) the sum of the present values of the Remaining Scheduled Payments thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus, in either case, accrued interest on the principal amount being redeemed to the date of redemption.

Unless the Company defaults in payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption.

SECTION 203 Purchase upon a Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its right to redeem the Notes in full as set forth in Section 202 of this Second Supplemental Indenture, by giving irrevocable notice to the Trustee in accordance with the Indenture , each Holder of Notes will have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described in this Section 203 (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b) Unless the Company has exercised its right to redeem the Notes, within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the Notes or, at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, a notice to each Holder of Notes, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days after the date the notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

(c) On the Change of Control Payment Date, the Company will, to the extent lawful:

(i) accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased and that all conditions precedent to the Change of Control Offer and to the purchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.

(d) The Company will not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer.

(e) The Company will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company will comply with those securities laws and regulations and will not be deemed to have breached its obligations under this Section 203 by virtue of any such conflict.

SECTION 204 Limitation on Liens.

Except as provided below, the Company may not, and may not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or permit to exist any Indebtedness secured by a Lien on any Principal Property or any shares of stock of or any Indebtedness of any Restricted Subsidiary, whether owned on the date of issuance of the Notes or thereafter acquired, unless the Company contemporaneously secures the Notes equally and ratably with (or prior to) such Indebtedness, except that the foregoing restrictions shall not apply to Indebtedness secured by:

(i) Liens on any property, shares of stock or Indebtedness of any Person existing at the time such Person becomes a Restricted Subsidiary;

(ii) Liens on property or shares of stock existing at the time of acquisition of such property or stock by the Company or a Restricted Subsidiary;

(iii) Liens to secure (a) the payment of all or any part of the price of acquisition, construction, alteration, expansion, repair or improvement of property, assets or stock by the Company or a Restricted Subsidiary or (b) any Indebtedness incurred by the Company or a Restricted Subsidiary prior to, at the time of or within 180 days after the later of the acquisition or completion of construction, alteration, expansion, repair or improvements of such property (including any improvements on an existing property), which Indebtedness is incurred for the purpose of financing all or any part of the purchase price thereof or construction, alteration, expansion, repair or improvements thereon; provided, however, that, in the case of any such acquisition, construction, alteration, expansion, repair or improvement, the Lien shall not apply to any property theretofore owned by the Company or a Restricted Subsidiary, other than, in the case of any such construction, alteration, expansion, repair or improvement, any theretofore substantially unimproved real property on which the property or improvement so constructed is located;

(iv) Liens securing Indebtedness of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary or a wholly-owned Subsidiary;

(v) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Restricted Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Company or a Restricted Subsidiary;

(vi) Liens on property of the Company or a Restricted Subsidiary in favor of the United States or any state thereof, or any department, agency or instrumentality or political subdivision of the United States or any state thereof, or in favor of any other country or any political subdivision thereof, or any department, agency or instrumentality of such country or political subdivision, to secure partial progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens;

(vii) Liens existing as of the original date of the Indenture;

(viii) Liens resulting from the deposit of funds or evidences of Indebtedness in trust for the purpose of defeasing Indebtedness of the Company or any of its Restricted Subsidiaries;

(ix) Liens to banks arising from the issuance of letters of credit issued by such banks (“issuing banks”) which constitute borrowed money on the following: (a) any and all shipping documents, warehouse receipts, policies or certificates of insurance and other documents accompanying or relative to drafts drawn under any credit, and any draft drawn thereunder (whether or not such documents, goods or other property be released to or upon the order of the Company or any Subsidiary under a security agreement or trust or bailee receipt or otherwise), and the proceeds of each and all of the foregoing; (b) the balance of every deposit account, now or at the time hereafter existing, of the Company or any Subsidiary with the issuing banks, and any other claims of the Company or any Subsidiary against the issuing banks; and all property claims and demands and all rights and interests therein of the Company or any Subsidiary and all evidences thereof and all proceeds thereof which have been or at any time will be delivered to or otherwise come into the issuing bank’s possession, custody or control, or into the possession, custody or control of any bailee for the issuing bank or of any of its agents or correspondents for the account of the issuing bank, for any purpose, whether or not for the express purpose of being used by the issuing bank as collateral security or for the safekeeping or for any other or different purpose, the issuing bank being deemed to have possession or control of all of such property actually in transit to or from or set apart for the issuing bank, any bailee for the issuing bank or any of its correspondents acting in its behalf, it being understood that the receipt at any time by the issuing bank, or any of its bailees, agents or correspondents, or other security, of whatever nature, including cash, will not be deemed a waiver of any of the issuing bank’s rights or powers hereunder; (c) all property shipped under or pursuant to or in connection with any credit or drafts drawn thereunder or in any way related thereto, and all proceeds thereof; or (d) all additions to and substitutions for any of the property enumerated above in this subsection; or

(x) Any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Liens referred to in clauses (i) through (ix) above; provided, however, that the principal amount of Indebtedness so secured shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or a part of the property which secured the Liens so extended, renewed or replaced (plus improvements and construction on such property).

Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may, without securing the Notes, create, incur, issue, assume, guarantee or permit to exist any Indebtedness secured by a Lien, other than those permitted pursuant to clauses (i) through (ix) above, if, after giving pro forma effect to the Incurrence of such Indebtedness (and the receipt and application of the proceeds thereof) or the securing of outstanding Indebtedness, the sum of (without duplication) (a) all Indebtedness of the Company and its Restricted Subsidiaries secured by Liens and (b) all Attributable Indebtedness in respect of Sale/Leaseback Transactions with respect to any Principal Property, at the time of determination, does not exceed 10% of Consolidated Net Tangible Assets.

SECTION 205 Limitation on Sale/Leaseback Transactions.

The Company shall not, and shall not permit any of its Subsidiaries to, enter into any Sale/Leaseback Transaction with respect to any Principal Property, unless (i) the Company or such Subsidiary would be entitled to create a Lien on such Principal Property securing Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction without securing the Notes pursuant to Section 204 hereof or (ii) the Company, within six months from the effective date of such Sale/Leaseback Transaction, applies to the voluntary defeasance or retirement (excluding retirements of Notes and other Indebtedness ranking pari passu with the Notes as a result of conversions, pursuant to mandatory sinking funds or mandatory prepayment provisions or by payment at maturity) of Notes or other Indebtedness ranking pari passu with the Notes an amount equal to the Attributable Indebtedness with respect to such Sale/Leaseback Transaction.

ARTICLE III

MISCELLANEOUS

SECTION 301 Discharge.

If the Company shall effect a defeasance of the Notes pursuant to Article XI of the Indenture , the Company shall cease to have any obligation to comply with the covenants set forth in Sections 204 and 205 hereof.

SECTION 302 Amendment to Events of Default (Section 6.01 of the Indenture ).

For the Notes, clauses (f) and (i) of the Events of Default paragraph in Section 6.01 of the Indenture are hereby amended to say “$25,000,000” instead of “$20,000,000” in each place where “$20,000,000” appears.

SECTION 303 Amendment to Definition of Credit Agreement (Section 6.01 of the Indenture).

For the Notes, the definition of Credit Agreement in Section 1.01 of the Indenture is hereby deleted in its entirety and replaced with the following:

“CREDIT AGREEMENT” means the Credit Agreement, dated as of May 4, 2012, among the Company, as Borrower, and the Lenders party thereto, as supplemented, amended, restated or modified from time to time.

SECTION 304 Confirmation of Indenture.

The Indenture , as supplemented and amended by this Second Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture and this Second Supplemental Indenture shall be read, taken and construed as one and the same instrument.

SECTION 305 Concerning the Trustee.

The Trustee assumes no duties, responsibilities or liabilities by reason of this Second Supplemental Indenture other than as set forth in the Indenture .

SECTION 306 Counterparts.

This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

WORTHINGTON INDUSTRIES, INC.

By:

Name: B. Andrew Rose
Title: Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as
Trustee

By:
Name: Scott Miller
Title: Vice President

Second Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed as of the day and year first above written.

WORTHINGTON INDUSTRIES, INC.

By:

Name: B. Andrew Rose
Title: Vice President and Chief Financial Officer

U.S. BANK NATIONAL ASSOCIATION, as
Trustee

By:

Name: Scott Miller
Title: Vice President

Second Supplemental Indenture

EXHIBIT A
[Form of Face of Global Note]

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR THE INDIVIDUAL DEBT SECURITIES REPRESENTED HEREBY, THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

4.55% Note Due April 15, 2026

CUSIP No. 981811 AE2	$250, 000,000
ISIN No. US981811AE20
No. 0000 (Specimen)

WORTHINGTON INDUSTRIES, INC.

Worthington Industries, Inc., a corporation duly organized and existing under the laws of the State of Ohio (herein called the “Issuer”, which term includes any successor Person under the Indenture hereinafter referred to) as obligor, for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of TWO HUNDRED FIFTY MILLION and 00/100 DOLLARS ($250,000,000) on April 15, 2026, and to pay interest thereon from April 15, 2014, or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually on April 15 and October 15 in each year, commencing October 15, 2014, at the rate of 4.55% per annum, until the principal hereof is paid or made available for payment. The Issuer shall also pay interest on overdue principal or installments of interest at such rate. The interest so payable, and punctually paid or duly provided for, on any interest payment date will, as provided in the Indenture, be paid to the Person in whose name this Debt Security is registered at the close of business on the record date for such interest, which shall be April 1 or October 1 (whether or not a Business Day), as the case may be, next preceding such interest payment date. Any interest on this Debt Security which is payable, but is not punctually paid or duly provided for, on the dates and in the manner provided in this Debt Security and the Indenture shall forthwith cease to be payable to the Registered Holder hereof on the relevant record date, and such Defaulted Interest may be paid by the Issuer to the Person in whose name this Debt Security is registered at the close of business on a special record date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Debt Security not less than 10 days prior to such special record date, or may be paid by the Issuer on this Debt Security in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Debt Security may be listed, and upon such notice as may be required by such securities exchange, all as more fully provided in the Indenture.

As provided in the Indenture and subject to certain limitations therein set forth, payment of interest on this Debt Security shall be made at the corporate trust office of the Trustee or, at the option of the Issuer, by check mailed to the address of the Person entitled thereto as such address shall appear in the Debt Security Register or, at the option of the Registered Holder, by wire transfer to an account designated by the Registered Holder, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Debt Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to herein by manual signature, this Debt Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Issuer has caused this instrument to be duly executed.

Dated: April 15, 2014	WORTHINGTON INDUSTRIES, INC.

By:

Name: B. Andrew Rose
Title: Vice President and Chief Financial Officer
By:

Name: Dale T. Brinkman
Title: Vice President - Administration,
General Counsel and Secretary

CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: April 15, 2014	U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:

Name: Scott Miller
Title: Vice President

[Form of Reverse of Global Note]

This Debt Security is one of a duly authorized issue of securities of the Issuer (herein called the “Debt Securities”), issued and to be issued in one or more series under an Indenture dated as of April 13, 2010 (the “Indenture”) as supplemented by the Second Supplemental Indenture dated as of April 15, 2014 (the “Second Supplemental Indenture” and, together with the Indenture , the “Indenture”), between the Issuer and U.S. Bank National Association, as trustee (herein called the “Trustee”), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Issuer, the Trustee and the Registered Holders of the Debt Securities and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered. This Debt Security is one of the series designated on the face hereof.

This Debt Security is subject to redemption upon notice mailed at least 30 days but not more than 60 days prior to the redemption date to each Registered Holder. This Debt Security may be redeemed, as a whole or in part, at the option of the Issuer at a redemption price equal to the greater of (a) 100% of the principal amount to be redeemed and (b) the sum of the present values of the Remaining Scheduled Payments (as defined in the Second Supplemental Indenture) thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus, in either case, accrued interest on the principal amount being redeemed to the date of redemption. Unless the Issuer defaults in payment of the redemption price, on and after the applicable redemption date, interest will cease to accrue on the Debt Securities or portions thereof called for redemption.

Upon the occurrence of a Change of Control Triggering Event with respect to this Debt Security, unless the Issuer has exercised its right to redeem this Debt Security in full as set forth in Section 202 of the Second Supplemental Indenture, by giving irrevocable notice to the Trustee in accordance with the Indenture, each Holder of this Debt Security will have the right to require the Issuer to purchase all or a portion of such Holder’s Debt Security pursuant to a Change of Control Offer, at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of this Debt Security on the relevant record date to receive interest due on the relevant interest payment date.

Unless the Issuer has exercised its right to redeem this Debt Security, within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to this Debt Security or, at the Issuer’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Issuer will be required to send, by first class mail, a notice to each Holder of this Debt Security, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer. The notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days after the date the notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Issuer will, to the extent lawful:

(i) accept or cause a third party to accept for payment all Debt Securities of this series or portions of Debt Securities of this series properly tendered pursuant to the Change of Control Offer;

(ii) deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Debt Securities of this series or portions of Debt Securities of this series properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Debt Securities of this series properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Debt Securities of this series or portions of Debt Securities of this series being purchased and that all conditions precedent to the Change of Control Offer and to the purchase by the Issuer of the Debt Securities of this series pursuant to the Change of Control Offer have been complied with.

The Issuer will not be required to make a Change of Control Offer with respect to this Debt Security if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Issuer and such third party purchases all the Debt Securities of this series properly tendered and not withdrawn under its offer.

The Issuer will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of this Debt Security as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of this Debt Security, the Issuer will comply with those securities laws and regulations and will not be deemed to have breached its obligations under Section 203 of the Second Supplemental Indenture by virtue of any such conflict.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Debt Security or certain restrictive covenants and Events of Default with respect to this Debt Security, in each case upon compliance with certain conditions set forth in the Indenture. Such provisions shall be applicable to this Debt Security.

If an Event of Default with respect to this Debt Security shall occur and be continuing, the principal of and interest on this Debt Security may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, without notice to any Holder but with the consent of Holders of not less than a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such supplemental indenture, the Issuer and the Trustee at any time to enter into an indenture or supplemental indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Debt Securities of such series. The Indenture also permits, with certain exceptions as therein provided, prior to the acceleration of the maturity of the Debt Securities of any series, the Holders of specified percentages in aggregate principal amount of the Debt Securities of that series at the time Outstanding may on behalf of the Holders of all the Debt Securities of that series waive any past Default or Event of Default and its consequences for that series specified in the terms thereof. Any such consent or waiver by the Holder of this Debt Security shall be conclusive and binding upon such Holder and upon all future Holders of this Debt Security and of any Debt Security issued upon the registration of transfer hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debt Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Debt Security shall not have the right to institute any action or proceeding at law or in equity or in bankruptcy or otherwise, upon or under or with respect to the Indenture, or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder previously shall have given to the Trustee written notice of an Event of Default with respect to the Debt Securities of this series and of the continuance thereof and unless the Holders of not less than 25% in aggregate principal amount of the Outstanding Debt Securities of this series shall have made written request upon the Trustee to institute such action or proceedings in respect of such Event of Default in its own name as Trustee thereunder and shall have offered to the Trustee such reasonable indemnity, and the Trustee, for 60 days after its receipt of such notice, request and offer of indemnity shall have failed to institute any such action or proceedings and no direction inconsistent with such written request shall have been given to the Trustee by the Holders of a majority in aggregate principal amount of the Debt Securities of this series at the time Outstanding. The foregoing shall not apply to any suit instituted by the Holder of this Debt Security for the enforcement of any payment of principal hereof or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Debt Security or of the Indenture shall alter or impair the obligation of the Issuer, which is absolute and unconditional, to pay the principal of and interest on this Debt Security at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Debt Security is registrable in the Debt Security Register, upon surrender of this Debt Security for registration of transfer at the office or agency of the Issuer in any Place of Payment, duly endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Issuer, the Trustee and the Registrar duly executed by the Registered Holder or the Registered Holder’s attorney duly authorized in writing, and thereupon the Issuer shall execute and the Trustee shall authenticate and deliver in the name of the transferee or transferees a new Debt Security or Debt Securities of authorized denominations for a like aggregate principal amount.

The Debt Securities of this series are issuable only in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Debt Securities of this series are exchangeable in whole or in part for a like aggregate principal amount of Debt Securities of this series and of like tenor and terms of a different authorized denomination, as requested by the Holder surrendering the same.

As provided in the Indenture and subject to certain limitations therein set forth, no service charge shall be made for any such registration of transfer of Debt Securities, but the Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto.

Prior to due presentation for registration of transfer of this Debt Security, the Issuer, the Trustee, any paying agent or any Registrar may deem and treat the Person in whose name this Debt Security is registered as the absolute owner hereof for all purposes, whether or not this Debt Security shall be overdue, and none of the Issuer, the Trustee, any paying agent or any Registrar shall be affected by notice to the contrary.

All terms used in this Debt Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.